Exhibit 99.1

OCTOBER 24, 2012

SAUER-DANFOSS INC. REPORTS THIRD QUARTER 2012 RESULTS

•	Revenues and Earnings Down, Reflecting Declining Markets

•	Maintaining High Operating Margins

•	Strong Cash Flow; $20 Million Prepayment on Danfoss Loan

•	Outlook Range Narrowed for 2012

AMES, Iowa, USA, October 24, 2012 - Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the third quarter ended September 30, 2012.

Third Quarter Review
Net sales for the quarter declined 15 percent to $410.3 million, compared to net sales of $483.3 million for the third quarter of 2011. Excluding the impact of changes in currency translation rates, sales in the third quarter declined 10 percent over the same quarter last year. Sales for the third quarter declined 2 percent in the Americas, 18 percent in Europe and 14 percent in the Asia-Pacific region, excluding the impact of changes in currency translation rates. Sales declined 17 percent in the Work Function segment, 10 percent in both the Controls and Propel segments, and 5 percent in the Stand-Alone Businesses segment, excluding the impact of changes in currency translation rates.

The Company reported net income of $40.6 million, or $0.84 per share, for the third quarter of 2012, compared to net income of $57.0 million, or $1.18 per share, for the third quarter of 2011.

Eric Alstrom, President and Chief Executive Officer, commented, “Our third quarter results reflect the declining global markets. Sales in all three major regions are now down compared to a year ago, with the Americas now recording a slight decline. Given the drop in sales, I am very impressed that the team has been able to maintain the high level of operating margin, even improving the gross margin slightly over last year. This demonstrates the organization's ability to react quickly to market changes.”

Orders and Backlog Decline
The Company received new orders of $379.7 million for the third quarter of 2012, a 31 percent decline compared to third quarter 2011 new orders of $551.9 million. Excluding the impact of changes in currency translation rates, new orders declined 27 percent.

Total backlog at September 30, 2012, was $867.5 million, an 8 percent decline compared to the same period last year of $942.3 million. Excluding the impact of changes in currency translation rates, backlog declined 7 percent.

Nine Month Review
The Company reported net sales for the nine months ended September 30, 2012, of $1,503.1 million, a decline of 7 percent compared to net sales of $1,611.4 million for the first nine months of 2011. Net sales for the first nine months of 2012 were down 3 percent compared to the prior year period, excluding the impact of currency translation rate changes.

Net income for the first nine months of 2012 was $161.8 million, or $3.34 per share, compared to net income of $202.4 million, or $4.18 per share, for the same period last year. 2011 results were favorably impacted by $13.7 million, or $0.28 per share, relating to the reversal of deferred tax asset valuation allowances.

Continued Strong Cash Flow; $20 Million Prepayment on Danfoss Loan
Cash flow from operations for the first nine months of 2012 was $264.6 million, compared to $283.2 million for 2011. Capital expenditures for the first nine months of 2012 were $23.2 million compared to $22.8 million for the same period last year.

“We generated $227 million of free cash flow for the first nine months, compared to the $250 million of record free cash flow of last year. Given our strong cash flow and balance sheet, we prepaid approximately $20 million on our long-term loan agreement with Danfoss as allowed under the agreement,” stated Alstrom.

Outlook Range Narrowed for 2012
Alstrom concluded, “We continue to manage our costs aggressively in response to the further weakening in the global markets. While we believe our sales will still come in within our previous range of guidance, it is now more likely to be at the lower end of the range. This will put additional pressure on our earnings, and we are therefore narrowing our earnings guidance by reducing the upper end of our guidance range.”

The outlook for 2012 has been revised as follows:

•	Annual sales decline of 5 to 10 percent from 2011 levels (unchanged)

•	Expected earnings in the range of $3.50 to $4.00 per share (previously $3.50 to $4.25 per share)

•	Capital expenditures of approximately $50.0 to $60.0 million (previously $60.0 to $70.0 million)

Webcast Information
Members of Sauer-Danfoss' management team will host a webcast on October 25 at 10 AM Eastern Time to discuss 2012 third quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company's website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through November 8, 2012.

About Sauer-Danfoss
Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components for use primarily in applications of mobile equipment. Sauer-Danfoss, with 2011 revenues of approximately $2.1 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors. Readers should bear in mind that past experience is never a perfect guide to anticipating actual future results. Risk factors affecting the Company's forward-looking statements include, but are not limited to, the following: general, worldwide economic conditions, the level of interest rates, crude oil prices, commercial and consumer confidence, and currency exchange rates; specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company's customers in such markets; the cyclical nature of some of the Company's businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company's products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company's significant customers; the Company's execution of internal performance plans; difficulties or delays in manufacturing; the effectiveness of the Company's cost-management and productivity improvement efforts; the Company's ability to manage its business effectively in a period of slowing growth in sales and its capacity to make necessary adjustments to changes in demand for its products; competing technologies and difficulties entering and growing in new and expanding markets, both domestic and foreign; changes in the Company's product mix; future levels of indebtedness and capital spending; the availability of sufficient levels of cash flow from operations and credit on favorable terms, whether from Danfoss A/S, the Company's majority stockholder, or from the capital markets or traditional credit sources to enable the Company to meet its capital needs; claims, including, without limitation, warranty claims, field recall claims, product liability claims, charges or dispute resolutions; the ability of suppliers to provide materials as needed and the Company's ability to recover any price increases for materials in product pricing; the Company's ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment, especially in light of the persistence of tight credit markets; any inadequacy of the Company's intellectual property protection or the potential for third-party claims of infringement; credit market disruptions and significant changes in capital market liquidity and funding costs affecting the Company and its customers and suppliers; sovereign debt crises, in Europe and elsewhere, and the reaction of other nations to such crises; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate, including regulations affecting retirement and health care benefits provided to Company employees; actions by the U.S. Federal Reserve Board and the central banks of other nations, including heightened capital requirements imposed on Chinese banks; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by credit rating agencies; changes in accounting standards; worldwide political stability, including developments in the Middle East; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. and NATO military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that this list of cautionary statements and risk factors is not exhaustive. The Company's outlook is based upon assumptions and projections arising in connection with the foregoing factors, the evaluation of which is often based on estimates and data prepared by government and other third-party sources. Those estimates and data are frequently revised. The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements to reflect future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company's latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

______________________

For further information please contact:
Sauer-Danfoss Inc. - Investor Relations

Kenneth D. McCuskey Vice President and Chief Accounting Officer	Sauer-Danfoss Inc. 2800 East 13th Street Ames, Iowa, USA, 50010	Phone: (515) 239-6364 Fax: (515) 956-5364 kmccuskey@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
(Dollars and shares in thousands except per share data)	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net sales	410,307	483,297	1,503,087	1,611,356
Cost of sales	277,594	328,482	1,008,123	1,076,699
Gross profit	132,713	154,815	494,964	534,657
Selling, general and administrative	56,772	54,790	175,777	166,709
Research and development	15,180	16,176	47,843	45,826
Other	138	(88)	121	(349)
Total operating expenses	72,090	70,878	223,741	212,186
Income from operations	60,623	83,937	271,223	322,471
Nonoperating income (expense):
Interest expense, net	(3,592)	(5,479)	(12,010)	(17,354)
Loss on early retirement of debt	(1,254)	(277)	(1,254)	(1,176)
Other, net	1,689	1,270	2,897	(2,867)
Income before income taxes	57,466	79,451	260,856	301,074
Income tax expense	(13,559)	(19,944)	(73,263)	(71,079)
Net income	43,907	59,507	187,593	229,995
Net income attributable to noncontrolling interest, net of tax	(3,274)	(2,510)	(25,758)	(27,569)
Net income attributable to Sauer-Danfoss Inc.	40,633	56,997	161,835	202,426
Net income per share:
Basic and diluted net income per common share	0.84	1.18	3.34	4.18
Weighted average shares outstanding:
Basic	48,417	48,406	48,412	48,401
Diluted	48,480	48,478	48,481	48,479

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net sales
Propel	204,759	235,123	694,458	735,313
Work Function	67,361	89,328	242,669	294,810
Controls	69,668	82,703	239,135	250,705
Stand-Alone Businesses	68,519	76,143	326,825	330,528
Total	410,307	483,297	1,503,087	1,611,356

Segment Income (Loss)
Propel	42,825	51,513	147,623	178,164
Work Function	8,368	13,379	40,018	50,118
Controls	17,538	23,303	63,131	71,629
Stand-Alone Businesses	5,734	5,322	56,380	51,735
Global Services and Other Expenses, net	(12,153)	(8,310)	(33,032)	(32,042)
Total	62,312	85,207	274,120	319,604
Interest expense, net	(3,592)	(5,479)	(12,010)	(17,354)
Loss on early retirement of debt	(1,254)	(277)	(1,254)	(1,176)
Income before income taxes	57,466	79,451	260,856	301,074

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
(Dollars in thousands)	September 30, 2012	September 30, 2011
Cash Flows from Operating Activities:
Net income	187,593	229,995
Depreciation and amortization	60,682	67,106
Net change in receivables, inventories, and payables	8,769	(49,182)
Other, net	7,601	35,325
Net cash provided by operating activities	264,645	283,244

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(23,188)	(22,839)
Proceeds from sale of property, plant and equipment	1,275	1,203
Advances to related persons	(160,405)	(139,295)
Net cash used in investing activities	(182,318)	(160,931)

Cash Flows from Financing Activities:
Net repayments on notes payable and debt facilities	(20,727)	(83,264)
Payment of prepayment penalty	(803)	—
Cash dividends	(33,911)	—
Distributions to noncontrolling interest partners	(15,004)	(12,040)
Net cash used in financing activities	(70,445)	(95,304)

Effect of exchange rate changes	(1,361)	(4,144)

Cash and Cash Equivalents:
Net increase in cash and cash equivalents	10,521	22,865
Cash and cash equivalents at beginning of year	72,560	44,039
Cash and cash equivalents at end of period	83,081	66,904

Free cash flow (1)	226,925	249,568

(1) Free cash flow is calculated by summing net cash provided by operating activities, net cash used in investing activities, excluding advances to related persons, and net cash used in financing activities, excluding net repayments on notes payable and debt facilities and cash dividends.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents (1)	421,647	251,287
Accounts receivable, net	226,814	215,978
Inventories	185,341	217,710
Other current assets	85,185	75,868
Total current assets	918,987	760,843
Property, plant and equipment, net	331,958	367,844
Other assets	150,709	149,569
Total Assets	1,401,654	1,278,256

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Long-term debt due within one year	948	955
Accounts payable	165,064	177,996
Other accrued liabilities	189,665	149,240
Total current liabilities	355,677	328,191
Long-term debt	178,158	199,502
Long-term pension liability	73,185	79,717
Deferred income taxes	34,591	35,184
Other liabilities	56,119	57,836
Noncontrolling interest	101,708	90,408
Stockholders' equity of Sauer-Danfoss Inc.	602,216	487,418
Total Liabilities and Stockholders' Equity	1,401,654	1,278,256

Debt to Total Capital Ratio (2)	20%	26%

(1) Includes cash deposited with related persons of $338,566 at September 30, 2012 and $178,727 at December 31, 2011.

(2) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital. Total interest bearing debt is the sum of long-term debt due within one year and long-term debt. Total capital is the sum of total interest bearing debt, noncontrolling interest, and stockholders' equity.